Exhibit 10.12
AMENDED AND RESTATED ADVISORY AGREEMENT
THIS AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of January 1, 2015, is among CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED, a Maryland corporation (“CPA: 17”), CPA: 17 LIMITED PARTNERSHIP, a Delaware limited partnership of which CPA: 17 is a general partner (the “Operating Partnership”), and CAREY ASSET MANAGEMENT CORP., a Delaware corporation and wholly-owned subsidiary of W. P. Carey Inc. (the “Advisor”).
W I T N E S S E T H:
WHEREAS, CPA: 17 intends to continue to qualify as a REIT (as defined below), and the Operating Partnership intends to qualify as a partnership, in each case for U.S. federal income tax purposes;
WHEREAS, CPA:17, the Operating Partnership and the Advisor are parties to an existing advisory agreement, dated as of September 28, 2012;
WHEREAS, CPA: 17, the Operating Partnership and the Advisor desire to amend and restate the existing advisory agreement in order that CPA: 17 and its subsidiaries, including the Operating Partnership, may continue to avail themselves of the experience, sources of information, advice and assistance of, and certain facilities available to, the Advisor and the Advisor may continue to undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of CPA: 17, all as provided herein; and
WHEREAS, the Advisor is willing to continue to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
“2%/25% Guidelines.” The requirement, as provided for in Section 13 hereof, that, in the 12‑month period ending on the last day of any fiscal quarter, Operating Expenses not exceed the greater of two percent of Average Invested Assets during such 12‑month period or 25% of CPA: 17’s Adjusted Net Income over the same 12‑month period.
“Acquisition Expenses.” To the extent not paid or to be paid by the seller, lessee, borrower or any other party involved in the transaction, those expenses, including but not limited to travel and communications expenses, the cost of appraisals, title insurance, nonrefundable option payments on Investments not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses, related to selection, acquisition and origination of Investments, whether or not a particular Investment ultimately is made. Acquisition Expenses shall not include Acquisition Fees.
“Acquisition Fees.” The Initial Acquisition Fee and the Subordinated Acquisition Fee.
“Adjusted Investor Capital.” As of any date, the Initial Investor Capital reduced by any Redemptions, other than Redemptions intended to qualify as a liquidity event for purposes of this Agreement, and by any

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other Distributions on or prior to such date determined by the Board to be from Cash from Sales and Financings.
“Adjusted Net Income.” For any period, the total consolidated revenues recognized in such period by CPA: 17, less the total consolidated expenses of CPA: 17 recognized in such period, excluding additions to reserves for depreciation and amortization, bad debts or other similar non-cash reserves; provided, however, that Adjusted Net Income for purposes of calculating total allowable Operating Expenses shall exclude any gain, losses or writedowns from the sale of CPA: 17’s assets.
“Advisor.” Carey Asset Management Corp, a corporation organized under the laws of the State of Delaware and wholly-owned by W. P. Carey Inc.
“Affiliate.” An Affiliate of another Person shall include any of the following: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
“Agreement.” This Advisory Agreement.
“Appraised Value.” Value according to an appraisal made by an Independent Appraiser, which may take into consideration any factor deemed appropriate by such Independent Appraiser, including, but not limited to, the terms and conditions of any lease of a relevant property, the quality of any lessee’s, borrower’s or other counter-party’s credit and the conditions of the credit markets. The Appraised Value of a Property may be greater than the construction cost or the replacement cost of the Property.
“Articles of Incorporation.” Articles of Incorporation of CPA: 17 under the General Corporation Law of Maryland, as amended from time to time, pursuant to which CPA: 17 is organized.
“Asset Management Fee.” The Asset Management Fee as defined in Section 9(a) hereof.
“Average Equity Value.” The equity portion of the aggregate purchase price paid by CPA: 17 for an Investment, provided that, if (1) a later Appraised Value is obtained for the Investment, that later Appraised Value, adjusted for other net assets and liabilities that have economic value and are associated with that Investment, shall become the basis for calculating the Average Equity Market Value of the Investment, and (2) for Investments in securities that CPA: 17 treats as available for sale under GAAP, the fair value of such securities as determined on a monthly basis as of the last day of each month or, if applicable, on the date the securities are disposed of, shall be the basis for calculating the Average Equity Market Value of such securities.
“Average Invested Assets.” The average during any period of the aggregate book value of CPA: 17’s Investments, before deducting reserves for depreciation, bad debts, impairments, amortization and all other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
“Average Market Value.” The aggregate purchase price paid by CPA: 17 for an Investment, provided that, if a later Appraised Value is obtained for the Investment, that later Appraised Value, adjusted for other net assets and liabilities that have economic value and are associated with that Investment, shall become the Average Market Value for the Investment .

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“B Note.” A note representing a subordinated interest in a Loan secured by a first mortgage on a Property.
“Board or Board of Directors.” The Board of Directors of CPA: 17.
“Bylaws.” The bylaws of CPA: 17.
“Cash from Financings.” Net cash proceeds realized by CPA: 17 from the financing of Investments or the refinancing of any indebtedness of CPA: 17.
“Cash from Sales.” Net cash proceeds realized by CPA: 17 from the sale, exchange or other disposition of any of its Investments after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.
“Cash from Sales and Financings.” The total sum of Cash from Sales and Cash from Financings.
“Cause.” With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor that, in each case, is determined by a majority of the Independent Directors to be materially adverse to CPA: 17, or a breach of a material term or condition of this Agreement or the Guidelines by the Advisor and the Advisor has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.
“Change of Control.” A change of control of CPA: 17 of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as enacted and in force on the date hereof, whether or not CPA: 17 is then subject to such reporting requirements; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of CPA: 17 representing 8.5% or more of the combined voting power of CPA: 17’s securities then outstanding; (ii) there occurs a merger, consolidation or other reorganization of CPA: 17 which is not approved by the Board; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of CPA: 17 to another entity, which disposition is not approved by the Board; or (iv) there occurs a contested proxy solicitation of the Shareholders of CPA: 17 that results in the contesting party electing candidates to a majority of the Board’s positions next up for election.
“Charter.” The charter of CPA: 17, as amended from time to time, pursuant to which CPA: 17 is organized.
“Closing Date.” The first date on which Shares were issued pursuant to an Offering.
“Code.” Internal Revenue Code of 1986, as amended.
“Competitive Real Estate Commission.” The real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.

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“Construction Fee.” A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.
“Contract Purchase Price.” The amount actually paid for, or allocated to, the purchase, development, construction or improvement of an Investment or, in the case of an originated Loan, the principal amount of such Loan, exclusive, in each case, of Acquisition Fees and Acquisition Expenses.
“Contract Sales Price.” The total consideration received by CPA: 17 for the sale of a Property.
“CPA: 17.” Corporate Property Associates 17 - Global Incorporated together with its consolidated subsidiaries, including the Operating Partnership, unless in the context of a particular reference, it is clear that such reference refers to Corporate Property Associates 17 – Global Incorporated excluding its consolidated subsidiaries. Unless the context otherwise requires, any reference to financial measures of CPA: 17 shall be calculated by reference to the consolidated financial statements of CPA: 17 and its subsidiaries, including, without limitation, the Operating Partnership, prepared in accordance with GAAP.
“Cumulative Return.” For the period for which the calculation is being made, the percentage resulting from dividing (A) the total Distributions for such period (not including Distributions out of Cash from Sales and Financings), by (B) the product of (i) either (x) until such time as CPA: 17 has invested 90% of the net proceeds of CPA: 17’s initial Offering (excluding net proceeds from the sale of Shares pursuant to CPA: 17’s distribution reinvestment program), the average Adjusted Investor Capital for such period (calculated on a daily basis) or (y) from and after such time as CPA: 17 has invested 90% of the net proceeds of CPA: 17’s initial Offering (excluding net proceeds from the sale of Shares pursuant to CPA: 17’s distribution reinvestment program), the net proceeds from the sale of Shares (excluding net proceeds from the sale of Shares pursuant to CPA: 17’s distribution reinvestment program), as adjusted for Redemptions other than Redemptions intended to qualify as a liquidity event for purposes of this Agreement, and by any other Distributions on or prior to such date determined by the Board to be from Cash from Sales and Financings, and (ii) the number of years (including fractions thereof) elapsed during such period. Notwithstanding the foregoing, neither the Shares received by the Advisor or its Affiliates for any consideration other than cash, nor the Distributions in respect of such Shares, shall be included in the foregoing calculation.
“Development Fee.” A fee for the packaging of a Property including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific Property, either initially or at a later date.
“Directors.” The persons holding such office, as of any particular time, under the Articles of Incorporation, whether they be the directors named therein or additional or successor directors.
“Distributions.” Distributions declared by the Board.
“GAAP.” Generally accepted accounting principles in the United States.
“Good Reason.” With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to CPA: 17 or the Operating Partnership to assume and agree to perform CPA: 17’s or the Operating Partnership’s, as applicable, obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by CPA: 17 or the Operating Partnership; provided that (a) such breach is of a material term or condition of this Agreement and (b) CPA: 17 or the Operating Partnership, as applicable, has not cured such breach within 30 days of written notice thereof or, in the case

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of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach.
“Gross Offering Proceeds.” The aggregate purchase price of Shares sold in any Offering.
“Guidelines.” The Investment Allocation Guidelines set forth as Annex A.
“Independent Appraiser.” A qualified appraiser of real estate as determined by the Board, who is not affiliated, directly or indirectly, with CPA: 17, the Advisor or their respective Affiliates. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification.
“Independent Director.” A Director of CPA: 17 who meets the criteria for an Independent Director specified in the Bylaws.
“Individual.” Any natural person and those organizations treated as natural persons in Section 542(a) of the Code.
“Initial Acquisition Fee.” Any fee or commission (including any interest thereon) paid by the Operating Partnership to the Advisor or, with respect to Section 9(d) or 9(f), by the Operating Partnership to any party, in connection with the making of an Investment or the development or construction of Properties by CPA: 17. A Development Fee or a Construction Fee paid to a Person not affiliated with the Sponsor in connection with the actual development or construction of a project after acquisition of the Property by CPA: 17 shall not be deemed an Initial Acquisition Fee. Initial Acquisition Fees include, but are not limited to, any real estate commission, selection fee, development fee or construction fee (other than as described above), non‑recurring management fees, loan fees, points or any fee of a similar nature, however designated. Initial Acquisition Fees include Subordinated Acquisition Fees unless the context otherwise requires. Initial Acquisition Fees shall not include Acquisition Expenses.
“Initial Investor Capital.” The total amount of capital invested from time to time by Shareholders (computed at the Original Issue Price per Share), excluding any Shares received by the Advisor or its Affiliates for any consideration other than cash.
“Investment.” means an investment made by CPA: 17, directly or indirectly, in a Property, Loan or Other Permitted Investment Asset.
“Investment Entities.” Has the meaning given to such term in Section 14.
“Loans.” The notes and other evidences of indebtedness or obligations acquired, originated or entered into, directly or indirectly, by CPA: 17 as lender, noteholder, participant, note purchaser or other capacity, including but not limited to first or subordinate mortgage loans, construction loans, development loans, loan participations, B notes, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term “Loans” shall not include leases which are not recognized as leases for Federal income tax reporting purposes.
“Loan Refinancing Fee.” A fee payable to the Advisor in respect of the refinancing of a loan secured by an Investment.

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“Long-Term Net Leased Property.” A Property subject to a Net Lease which has a remaining lease term of at least seven years (or is otherwise subject to terms the effect of which is that there is a reasonable likelihood that the lease will have a remaining term of at least seven years as a result of the exercise of options or otherwise) at the date such Property is acquired or developed by CPA: 17, including Net Leased Properties accounted for under the equity method of accounting.
“Manager.” W. P. Carey & Co., B.V., a Netherlands company.
“Management Agreement.” The Asset Management Agreement between CPA: 17 and the Manager, as the same may be amended from time to time.
“Market Value.” The value calculated by multiplying the total number of outstanding Shares by the average closing price of the Shares over the 30 trading days beginning 180 calendar days after the Shares are first listed on a national security exchange or included for quotation on Nasdaq, as the case may be.
“Nasdaq.” The national automated quotation system operated by the National Association of Securities Dealers, Inc.
“Net Lease.” A lease pursuant to which the tenant is required to pay substantially all of the costs associated with operating and maintaining the Property.
“Offering.” The offering of Shares pursuant to a Prospectus.
“Operating Expenses.” All consolidated operating, general and administrative expenses paid or incurred by CPA: 17, as determined under GAAP, except the following (insofar as they would otherwise be considered operating, general and administrative expenses under GAAP): (i) interest and discounts and other cost of borrowed money; (ii) taxes (including state, Federal and foreign income tax, property taxes and assessments, franchise taxes and taxes of any other nature); (iii) expenses of raising capital, including Organization and Offering Expenses, printing, engraving, and other expenses, and taxes incurred in connection with the issuance and distribution of CPA: 17’s Shares and Securities; (iv) Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition, origination, ownership and operation of Investments, including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, and the maintenance, repair and improvement of property; (v) Acquisition Fees or Subordinated Disposition Fees payable to the Advisor or any other party; (vi) distributions paid by the Operating Partnership to the Special General Partner under the agreement of limited partnership of the Operating Partnership in respect of gains realized on dispositions of Investments; (vii)  amounts paid to effect a redemption or repurchase of the special general partner interest held by the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership; and (viii) non-cash items, such as depreciation, amortization, depletion, and additions to reserves for depreciation, amortization, depletion, losses and bad debts. Notwithstanding anything herein to the contrary, Operating Expenses shall include the Asset Management Fee and any Loan Refinancing Fee and, solely for the purposes of determining compliance with the 2%/25% Guidelines, distributions of profits and cash flow made by the Operating Partnership to the Special General Partner pursuant to the agreement of limited partnership of the Operating Partnership, other than distributions described in clauses (vi) and (vii) of this definition.
“Operating Partnership.” CPA: 17 Limited Partnership, a Delaware limited partnership.
“Organization and Offering Expenses.” Those expenses payable by CPA: 17 and the Operating Partnership in connection with the formation, qualification and registration of CPA: 17 and in marketing and distributing Shares, including, but not limited to: (i) the preparation, printing, filing and delivery of any

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registration statement or Prospectus and the preparing and printing of contractual agreements among CPA: 17, the Operating Partnership and the Sales Agent and the Selected Dealers (including copies thereof); (ii) the preparing and printing of the Articles of Incorporation and Bylaws, solicitation material and related documents and the filing and/or recording of such documents necessary to comply with the laws of the State of Maryland for the formation of a corporation and thereafter for the continued good standing of a corporation; (iii) the qualification or registration of the Shares under state securities or “Blue Sky” laws; (iv) any escrow arrangements, including any compensation to an escrow agent; (v) the filing fees payable to the SEC and to the National Association of Securities Dealers, Inc.; (vi) reimbursement for the reasonable and identifiable out-of-pocket expenses of the Sales Agent and the Selected Dealers, including the cost of their counsel; (vii) the fees of CPA: 17’s counsel; (viii) all advertising expenses incurred in connection with an Offering, including the cost of all sales literature and the costs related to investor and broker-dealer sales and information meetings and marketing incentive programs; and (ix) selling commissions, selected dealer fees, marketing fees, incentive fees, due diligence fees and wholesaling fees incurred in connection with the sale of the Shares.
“Original Issue Price.” For any Share issued in an Offering, the price at which such Share was initially offered to the public by CPA: 17, regardless of whether selling commissions were paid in connection with the purchase of such Share from CPA: 17.
“Other Permitted Investment Asset.” An asset, other than cash, cash equivalents, short term bonds, auction rate securities and similar short term investments, acquired by CPA: 17 for investment purposes that is not a Loan or a Property and is consistent with the investment objectives and policies of CPA: 17.
“Person.” An Individual, corporation, partnership, joint venture, association, company, trust, bank, or other entity, or government or any agency or political subdivision of a government.
“Preferred Return.” A Cumulative Return of five percent computed from the Closing Date through the date as of which such amount is being calculated.
“Property or Properties.” CPA: 17’s partial or entire interest in real property (including leasehold interests) and personal or mixed property connected therewith. An Investment which obligates CPA: 17 to acquire a Property will be treated as a Property for purposes of this Agreement.
“Property Management Fee.” A fee for property management services rendered by the Advisor or its Affiliates in connection with Properties acquired directly or through foreclosure.
“Prospectus.” Any prospectus pursuant to which CPA: 17 offers Shares in a public offering, as the same may at any time and from time to time be amended or supplemented after the effective date of the registration statement in which it is included.
“Redemptions.” An amount determined by multiplying the number of Shares redeemed by the Original Issue Price.
“REIT.” A real estate investment trust, as defined in Sections 856-860 of the Code.
“Sales Agent.” Carey Financial Corporation.
“Securities.” Any stock, shares (other than currently outstanding Shares and subsequently issued Shares), voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as

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“securities” or any certificate of interest, shares or participation in temporary or interim certificates for receipts (or, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing), which subsequently may be issued by CPA: 17.
“Selected Dealers.” Broker-dealers who are members of the National Association of Securities Dealers, Inc. and who have executed an agreement with the Sales Agent in which the Selected Dealers agree to participate with the Sales Agent in the Offering.
“Shareholders.” Those Persons who, at the time any calculation hereunder is to be made, are shown as holders of record of Shares on the books and records of CPA: 17.
“Share Market Value.” The value calculated by multiplying the total number of outstanding Shares by the average closing price of the Shares over the 30 trading days beginning 180 calendar days after the Shares are first listed on a national security exchange or included for quotation on Nasdaq, as the case may be.
“Shares.” All of the shares of common stock of CPA: 17, $.001 par value, and any other shares of common stock of CPA: 17.
“Special General Partner.” W. P. Carey Holdings, LLC and any permitted transferee of the special general partnership interest under the agreement of limited partnership of the Operating Partnership.
“Sponsor.” W.P. Carey & Co. LLC and any other Person directly or indirectly instrumental in organizing, wholly or in part, CPA: 17 or any person who will control, manage or participate in the management of CPA: 17, and any Affiliate of any such person. Sponsor does not include a person whose only relationship to CPA: 17 is that of an independent property manager and whose only compensation is as such. Sponsor also does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.
“Subordinated Acquisition Fee.” The Subordinated Acquisition Fee as defined in Section 9(c) hereof.
“Subordinated Disposition Fee.” The Subordinated Disposition Fee as defined in Section 9(f) hereof.
“Termination Date.” The effective date of any termination of this Agreement.
“Total Investment Cost.” With regard to any Investment, an amount equal to the sum of the Contract Purchase Price of such Investment plus the Acquisition Fees and Acquisition Expenses paid in connection with such Investment.
“Triggering Event.” With regard to any Investment, the occurrence of any of the following during the six months after the closing date of the Investment: (a) the failure by an obligor on an Investment to pay rent, interest or principal, or other material payment, to the Company when due (after giving effect to all applicable grace periods) or (b) the obligor on an Investment (including a guarantor) (1) commences a voluntary case or proceeding under applicable bankruptcy or reorganization law, (2) consents to the entry of a decree or order for relief in an involuntary proceeding under applicable bankruptcy law, (3) consents to the filing of a petition or the appointment of a custodian, receiver or liquidator, (4) makes an assignment for the benefit of creditors, (5) admits in writing its inability to pay its debts as they come due; (6) is the subject of a decree or order for relief entered by a court of competent jurisdiction in respect of such obligor in an

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involuntary bankruptcy case or proceeding, or a decree or order adjudging such obligor bankrupt or insolvent or appointing a custodian, receiver or liquidator for the obligor.
2.    Appointment. CPA: 17 hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
3.    Duties of the Advisor. The Advisor undertakes to use its best efforts to present to CPA: 17 potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of CPA: 17 as determined and adopted from time to time by the Board. The Advisor will follow the Guidelines when allocating Investment opportunities among CPA: 17, other entities managed by the Advisor and its Affiliates, and the Advisor and its Affiliates for their own account. The Guidelines shall not be amended without the prior approval of at least a majority of the Independent Directors.
In performance of the foregoing undertakings, subject to the supervision of the Board and consistent with the provisions of the Charter and Bylaws of CPA: 17 and any Prospectus pursuant to which Shares are offered, the Advisor shall, either directly or by engaging an Affiliate:
(a)    serve as CPA: 17’s investment and financial advisor and provide research and economic and statistical data in connection with CPA: 17’s assets and investment policies;
(b)    provide the daily management of CPA: 17 and perform and supervise the various administrative functions reasonably necessary for the management of CPA: 17;
(c)    investigate, select, and, on behalf of CPA: 17, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of CPA: 17 with any of the foregoing;
(d)    consult with Directors of CPA: 17 and assist the Board in the formulation and implementation of CPA: 17’s policies, and furnish the Board with such information, advice and recommendations as they may request or as otherwise may be necessary to enable them to discharge their fiduciary duties with respect to matters coming before the Board;
(e)    subject to the provisions of this Agreement and the Guidelines: (1) locate, analyze and select potential Investments; (2) structure and negotiate the terms and conditions of transactions pursuant to which Investments will be made, purchased or acquired by CPA: 17; (3) make Investments on behalf of CPA: 17; (4) arrange for financing and refinancing of, make other changes in the asset or capital structure of, dispose of, reinvest the proceeds from the sale of, or otherwise deal with the Investments; and (5) enter into leases and service contracts for Properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Properties;
(f)    provide the Board with periodic reports regarding prospective Investments and with periodic reports, no less than quarterly, of (1) new Investments made during the prior fiscal quarter,

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which reports shall include information regarding the type of each Investment made (in the categories provided in Section 9); (2) the occurrence of any Triggering Event during the prior fiscal quarter; and (3) the amounts of “dead deal” costs incurred by the Company during the prior fiscal quarter;
(g)    assist the Board in its evaluation of potential liquidity transactions for CPA: 17 and take such actions as may be requested by the Board or as may otherwise be necessary or desirable to execute any liquidity transaction approved by the Board;
(h)    obtain the prior approval of the Board (including a majority of the Independent Directors) for any and all investments in Property which do not meet all of the requirements set forth in Section 4(b) hereof;
(i)    negotiate on behalf of CPA: 17 with banks or lenders for loans to be made to CPA: 17, and negotiate on behalf of CPA: 17 with investment banking firms and broker-dealers or negotiate private sales of Shares and Securities or obtain loans for CPA: 17, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of CPA: 17;
(j)    obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated Investments;
(k)    obtain for, or provide to, CPA: 17 such services as may be required in acquiring, managing and disposing of Investments, including, but not limited to: (i) the negotiation, making and servicing of Investments; (ii) the disbursement and collection of Company monies; (iii) the payment of debts of and fulfillment of the obligations of CPA: 17; and (iv) the handling, prosecuting and settling of any claims of or against CPA: 17, including, but not limited to, foreclosing and otherwise enforcing mortgages and other liens securing Loans;
(l)    from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to CPA: 17 under this Agreement;
(m)    communicate on behalf of CPA: 17 with Shareholders as required to satisfy the reporting and other requirements of any governmental bodies or agencies to Shareholders and third parties and otherwise as requested by CPA: 17;
(n)    provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to CPA: 17’s business and operations;
(o)    provide CPA: 17 with such accounting data and any other information requested by CPA: 17 concerning the investment activities of CPA: 17 as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;
(p)    maintain the books and records of CPA: 17;
(q)    supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Investments;

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(r)    provide CPA: 17 with all necessary cash management services;
(s)    do all things necessary to assure its ability to render the services described in this Agreement;
(t)    perform such other services as may be required from time to time for management and other activities relating to the assets of CPA: 17 as the Advisor shall deem advisable under the particular circumstances;
(u)    arrange to obtain on behalf of CPA: 17 as requested by the Board, and deliver to or maintain on behalf of CPA: 17 copies of, all appraisals obtained in connection with investments in Properties and Loans;
(v)    if a transaction, proposed transaction or other matter requires approval by the Board or by the Independent Directors, deliver to the Board or the Independent Directors, as the case may be, all documentation reasonably requested by them to properly evaluate such transaction, proposed transaction or other matter; and
(w)    on an annual basis, no later than 90 days prior to the end of each term of this Agreement, provide the Independent Directors with a report on (1) the Advisor’s performance during the past year, (2) the compensation paid to the Advisor during such year and (3) any proposed changes to the compensation to be paid to the Advisor during the upcoming year if the Agreement is renewed. The Advisor’s report shall address, among other things, (a) those matters identified in the Company’s organizational documents as matters which the Independent Directors must review each year with respect to the Advisor’s performance and compensation; (b) whether any Triggering Event occurred with respect to an Investment made during the past year; and (c) the “dead deal” costs incurred by the Company during the past year. If a Triggering Event has occurred, the Independent Directors may consider whether, after taking account of the overall performance of the Advisor during the past year, they wish to request that the Advisor refund all or a portion of the Initial Acquisition Fee paid by the Company in respect of such Investment, and if the Independent Directors make that request, the Advisor shall refund such amount to the Company within 60 days after receipt of such request. In addition, the Independent Directors may request that the Advisor refund certain of the dead deal costs incurred by the Company if, in light of the circumstances under which such costs were incurred, the Independent Directors determine that the Company should not bear such costs.
4.    Authority of Advisor.
(a)    Pursuant to the terms of this Agreement (and subject to the restrictions included in Paragraphs (b), (c) and (d) of this Section 4 and in Section 7 hereof and the Guidelines), and subject to the continuing and exclusive authority of the Board over the management of CPA: 17, the Board hereby delegates to the Advisor the authority to: (1) locate, analyze and select Investment opportunities; (2) structure the terms and conditions of transactions pursuant to which Investments will be made or acquired for CPA: 17; (3) make or acquire Investments in compliance with the investment objectives and policies of CPA: 17; (4) arrange for financing or refinancing, or make changes in the asset or capital structure of, and dispose of or otherwise deal with, Investments; (5) enter into leases and service contracts for Properties, and perform other property level operations; (6) oversee non-affiliated property managers and other non-affiliated Persons who perform services for CPA: 17; and (7) undertake accounting and other record-keeping functions at the Investment level.

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(b)    The consideration paid for an Investment acquired by CPA: 17 shall ordinarily be based on the fair market value thereof. Consistent with the foregoing provision, the Advisor may, without further approval by the Board (except with respect to transactions subject to paragraphs (c) and (d)) invest on behalf of CPA: 17 in an Investment so long as, in the Advisor’s good faith judgment, (i) the Total Investment Cost (excluding Acquisition Expenses) of such Investment does not exceed the fair market value thereof, and in the case of an Investment that is a Property, shall in no event exceed the Appraised Value of such Property and (ii) the Investment, in conjunction with CPA: 17’s other investments and proposed investments, at the time CPA: 17 is committed to purchase or originate the Investment, is reasonably expected to fulfill CPA: 17’s investment objectives and policies as established by the Board and then in effect. For purposes of the foregoing, Total Investment Cost shall be measured at the date the Investment is made and shall exclude future commitments to fund improvements. Investments not meeting the foregoing criteria must be approved in advance by the Board.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the Advisor shall not cause CPA: 17 to make Investments that do not comply with Article VIII (Restrictions on Investments and Activities) and related sections of the Bylaws.
(d)    The prior approval of the Board, including a majority of the Independent Directors and a majority of the Directors not interested in the transaction, will be required for: (i) Investments made through co-investment or joint venture arrangements with the Sponsor, the Advisor or any of their Affiliates; (ii) Investments which are not contemplated by the terms of a Prospectus; (iii) transactions that present issues which involve potential conflicts of interest for the Advisor or an Affiliate (other than potential conflicts involving the payment of fees or the reimbursement of expenses and other than allocations of Investments made in accordance with the Guidelines); (iv) the lease of assets to the Sponsor, any Director, the Advisor or any Affiliate of the Advisor; (v) any purchase or sale of an Investment from or to the Advisor or an Affiliate; and (vi) the retention of any Affiliate of the Advisor to provide services to CPA: 17 not expressly contemplated by this Agreement and the terms of such services by such Affiliate. In addition, the Advisor shall comply with any further approval requirements set forth in the Bylaws.
(e)    The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4. If and to the extent the Board so modifies or revokes the authority contained herein, the Advisor shall henceforth comply with such modification or revocation, provided however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed CPA: 17 prior to the date of receipt by the Advisor of such notification.
5.    Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of CPA: 17 or in the name of CPA: 17 and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of CPA: 17, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of CPA: 17.
6.    Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of CPA: 17, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of CPA: 17.

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7.    Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of CPA: 17 as a REIT or of the Operating Partnership as a partnership for Federal income tax purposes, subject CPA: 17 or the Operating Partnership to regulation under the Investment Company Act of 1940, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over CPA: 17, its Shares or its Securities, or otherwise not be permitted by the Charter or Bylaws or agreement of limited partnership of the Operating Partnership, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.
(a)    Notwithstanding the foregoing, the Advisor, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor’s shareholders and Affiliates of any of them, shall not be liable to CPA: 17, the Operating Partnership or to the Directors or Shareholders for any act or omission by the Advisor, its shareholders, directors, officers and employees, or partners, shareholders, directors or officers of the Advisor’s shareholders and Affiliates of any of them if the following conditions are met:

(i)    The Advisor, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor’s shareholders and Affiliates of any of them have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CPA: 17;
(ii)    The Advisor, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor’s shareholders and Affiliates of any of them were acting on behalf of or performing services for CPA: 17; and
(iii)    Such liability or loss was not the result of negligence or misconduct by the Advisor, its shareholders, directors, officers and employees, and partners, shareholders, directors and officers of the Advisor’s shareholders or Affiliates of any of them.
(b)    Notwithstanding the foregoing, the Advisor and its Affiliates shall not be indemnified by CPA: 17 or the Operating Partnership for any losses, liabilities or expenses arising from or out of the alleged violation of federal or state securities laws unless one or more of the following conditions are met:
(i)    There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
(ii)    Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
(iii)    A court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of CPA: 17 were offered or sold as to indemnification for violation of securities laws.

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(c)    CPA: 17 and the Operating Partnership shall advance funds to the Advisor or its Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:
(i)    The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of CPA: 17;
(ii)    The legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and
(iii)    The Advisor or the Affiliate undertakes to repay the advanced funds to CPA: 17, together with the applicable legal rate of interest thereon, in cases in which such Advisor or Affiliate is found not to be entitled to indemnification.
(d)    Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 7 for any activity which the Advisor shall be required to indemnify or hold harmless CPA: 17 pursuant to Section 22.
(e)    Any amounts paid pursuant to this Section 7 shall be recoverable or paid only out the net assets of CPA: 17 and not from Shareholders.

8.    Relationship with Directors. There shall be no limitation on any shareholder, director, officer, employee or Affiliate of the Advisor serving as a Director or an officer of CPA: 17, except that no employee of the Advisor or its Affiliates who also is a Director or officer of CPA: 17 shall receive any compensation from CPA: 17 for serving as a Director or officer other than for reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board; for the avoidance of doubt, the limitations of this Section 8 shall not apply to any compensation paid by the Advisor or any Affiliate for which CPA: 17 reimbursed the Advisor or Affiliate in accordance with Section 10 hereof.
9.    Fees.
(a)    Asset Management Fee. (1)  The Operating Partnership shall pay to the Advisor as compensation for the advisory services rendered hereunder an asset management fee (the “Asset Management Fee”) in an amount equal to the percentage of the Average Equity Market Value of an Investment as specified in the following table:

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Type of Investment	Asset Management Fee
Long-Term Net Leased Properties	0.50% of the Average Market Value
B Notes, mortgage backed securities and Loans	1.75% of the Average Equity Value
Investments in readily marketable real estate securities (other than B Notes, mortgage backed securities and Loans) purchased on the secondary market	1.50% of the Average Equity Value
All other Investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate related businesses, short-term net leases and equity investments in real property
0.50% of the Average Market Value

(iv)    The Asset Management Fee with respect to an Investment will be calculated monthly, beginning with the month in which CPA: 17 first makes the Investment, and shall be pro rated for the number of days during a month that CPA: 17 owns the Investment. The aggregate Asset Management Fees calculated with respect to each month shall be payable on the first business day following such month.
(b)    Initial Acquisition Fee. (1)  The Advisor may receive as partial compensation for services rendered in connection with the investigation, selection, acquisition or origination (by purchase, investment or exchange) of any Investment, an initial acquisition fee (an “Initial Acquisition Fee”) payable by the Operating Partnership. The Initial Acquisition Fee payable to the Advisor in respect of an Investment shall be payable at the time such Investment is acquired in an amount determined as specified in the following table:

Type of Investment	Initial Acquisition Fee
Long term Net Leased Properties	2.5% of the aggregate Total Investment Cost
B Notes, mortgage backed securities and Loans	1.0% of the sum of (x) the Average Equity Value, plus (y) the Acquisition Fees paid by CPA: 17 in respect of the Investment.
Investments in readily marketable real estate securities (other than B notes, mortgage backed securities and Loans) purchased on the secondary market	None
All other Investments not described in the foregoing categories, such as interests in entities that own real estate or are engaged in real estate related businesses, short term net leases and equity investments in real property
1.75% of the sum of (x) the equity capital invested by CPA: 17 in the Investment plus (y) the Acquisition Fees paid by CPA: 17 in respect of the Investment.
(i)    At the time an Investment is made, the Advisor shall determine the type of Investment, which shall be used for the purpose of calculating all fees due hereunder; it

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being understood that the Advisor shall use its reasonable judgment, based primarily upon the economic substance of an Investment, in determining the classification of an Investment, provided, that in the event of any dispute, the Independent Directors shall finally determine for all purposes the type of Investment.
(c)    Subordinated Acquisition Fee. (i) In addition to the Initial Acquisition Fee described in Section 9(b) above, the Advisor may receive additional compensation in connection with the investigation, selection, acquisition or origination (by purchase, investment or exchange) of Investments a Subordinated Acquisition Fee payable by the Operating Partnership to the Advisor or its Affiliates (the “Subordinated Acquisition Fee”). The total Subordinated Acquisition Fees payable shall be an amount determined as specified in the following table:

Type of Investment	Subordinated Acquisition Fee
Long term Net Leased Properties	2.0% of the aggregate Total Investment Cost.
All other Investments not described in the foregoing category	None

(ii)     Except as may otherwise be approved by the Independent Directors, the Subordinated Acquisition Fee shall be payable in three equal annual installments on the first business day of the fiscal quarter immediately following the fiscal quarter in which the Investment is made and the first business day of the corresponding fiscal quarter in each of the subsequent two fiscal years. It is understood that the Independent Directors may determine that under certain limited circumstances, it will be in CPA: 17’s best interests to pay the Subordinated Acquisition Fee at the time the Investment is made rather than on an installment basis, even if the Preferred Return has not yet been satisfied, and any agreement or instrument entered into to give effect to such payment shall be subject in its entirety to this Agreement. Any unpaid portion of the Subordinated Acquisition Fee with respect to an Investment will bear interest at the rate of 5% per annum from the date of acquisition of the Investment until the portion of the Subordinated Acquisition Fee is paid. The accrued interest is payable on the date of each annual installment of the fees. The Subordinated Acquisition Fee payable in any year, and accrued interest thereon, will be subordinated to the Preferred Return of 5% and only paid if the Preferred Return of 5% has been achieved through the end of the prior fiscal quarter. Any portion of the Subordinated Acquisition Fee, and accrued interest thereon, not paid due to CPA: 17’s failure to meet the Preferred Return of 5% through any fiscal quarter end shall be paid by CPA: 17 on the first business day of the fiscal quarter next following the fiscal quarter end through which the Preferred Return of 5% has been met.
(d)    Six Percent Limitation. The total amount of all Initial Acquisition Fees plus Subordinated Acquisition Fees, including interest thereon, whether payable to the Advisor or a third party, and Acquisition Expenses payable by the Operating Partnership may not exceed 6% of the aggregate Contract Purchase Price of all Investments, measured for the period beginning with the initial acquisition of an Investment and ending (i) on December 31 of the year in which CPA: 17 has invested 90% of the net proceeds of its initial Offering (excluding the net proceeds from the sale of Shares pursuant to CPA: 17’s dividend reinvestment program), and (ii) on each December 31 thereafter, unless a majority of the Directors (including a majority of the Independent Directors) not

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otherwise interested in any transaction approves the excess as being commercially competitive, fair and reasonable to CPA: 17.
(e)    Property Management Fee; Loan Refinancing Fee. No Property Management Fee or Loan Refinancing Fee shall be paid unless approved by a majority of the Independent Directors.
(f)    Subordinated Disposition Fee. (i) If the Advisor or an Affiliate provides a substantial amount of services in the sale of an Investment, the Advisor or such Affiliate shall be entitled to receive a subordinated disposition fee (the “Subordinated Disposition Fee”) at the time of such disposition, in an amount equal to the lesser of (1) 50% of the Competitive Real Estate Commission (if applicable) and (2) 3.0% of the Contract Sales Price of the Investment; provided, however, that (A) the Subordinated Disposition Fee in respect of Investments that are B Notes, mortgage backed securities and Loans shall equal 1.0% of the equity capital invested by CPA: 17 in the Investment, and (B) no Subordinated Disposition Fee shall be paid in respect of Investments that are readily marketable securities.
(ii)    The total real estate commissions and Subordinated Disposition Fees CPA: 17 pays to all Persons shall not exceed an amount equal to the lesser of: (1) 6% of the Contract Sales Price of the Investment or (2) the Competitive Real Estate Commission. Payment of Subordinated Disposition Fees and accrued interest thereon, will be subordinated to the Preferred Return and only paid if the Preferred Return of 5% has been achieved through the end of the prior fiscal quarter. To the extent that Subordinated Disposition Fees are not paid on a current basis due to the foregoing limitation, the unpaid fees will be due and paid at such time as the limitation has been satisfied, together with interest from the time of disposition of the Investment to which they relate, at the rate of 5%. The Advisor shall present to the Independent Directors such information as they may reasonably request to review the level of services provided by the Advisor in connection with a disposition and the basis for the calculation of the amount of the Subordinated Disposition Fees on a quarterly basis. No payment of Subordinated Disposition Fees shall be made prior to review and approval of such information by the Independent Directors.
(g)    Loans From Affiliates. CPA: 17 shall not borrow funds from the Advisor or its Affiliates unless (A) the transaction is approved by a majority of the Independent Directors and a majority of the Directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the Advisor or its Affiliates do not exceed the amount which would be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for comparable arm’s-length loans for the same purpose. CPA: 17 will not borrow on a long-term basis from the Advisor or its Affiliates unless it is to provide the debt portion of a particular investment and CPA: 17 is unable to obtain a permanent loan at that time or in the judgment of the Board, it is not in CPA: 17’s best interest to obtain a permanent loan at the interest rates then prevailing and the Board has reason to believe that CPA: 17 will be able to obtain a permanent loan on or prior to the end of the loan term provided by the Advisor or its Affiliates.
(h)    Changes To Fee Structure. In the event the Shares are listed on a national securities exchange or are included for quotation on Nasdaq, CPA: 17 and the Advisor shall negotiate in good faith to establish a fee structure appropriate for an entity with a perpetual life. A majority of the Independent Directors must approve the new fee structure negotiated with the Advisor. In negotiating a new fee structure, the Independent Directors may consider any of the factors they deem relevant,

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including but not limited to: (a) the size of the Advisory Fee in relation to the size, composition and profitability of CPA: 17’s portfolio; (b) the success of the Advisor in generating opportunities that meet the investment objectives of CPA: 17; (c) the rates charged to other REITs and to investors other than REITs by Advisors performing similar services; (d) additional revenues realized by the Advisor and its Affiliates through their relationship with CPA: 17, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by CPA: 17 or by others with whom CPA: 17 does business; (e) the quality and extent of service and advice furnished by the Advisor; (f) the performance of the investment portfolio of CPA: 17, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and (g) the quality of the portfolio of CPA: 17 in relationship to the investments generated by the Advisor for the account of other clients. The Independent Directors shall not approve any new fee structure that is in their judgment more favorable (taken as a whole) to the Advisor than the current fee structure.
(i)    Payment. Compensation payable to the Advisor pursuant to this Section 9 shall be paid in cash; provided, however, that any fee payable pursuant to Section 9 may be paid, at the option of CPA:17, after consultation with the Advisor, in the form of: (i) cash, (ii) restricted stock of CPA: 17, or (iii) a combination of cash and restricted stock. After consultation with the Advisor, CPA:17 shall notify the Advisor in writing annually of the form in which the fee shall be paid. Such notice shall be provided no later than January 15 of each year. If no such notice is provided, the fee shall be paid in cash. For purposes of the payment of compensation to the Advisor in the form of stock, the value of each share of restricted stock shall be: (i) the Net Asset Value per Share as determined based on the most recent appraisal of CPA: 17’s assets performed by an Independent Appraiser, or (ii) if an appraisal has not yet been performed, $10 per share. If shares are being offered to the public at the time a fee is paid with stock, the value shall be the price of the stock without commissions. The Net Asset Value determined on the basis of such appraisal may be adjusted on a quarterly or other basis by the Board to account for significant capital transactions. Stock issued by CPA: 17 to the Advisor in payment of fees hereunder shall be governed by the terms set forth in Schedule A hereto, or such other terms as the Advisor and CPA: 17 may from time to time agree.
(j)    During the term of the Management Agreement, no Asset Management Fees shall be paid to the Advisor under Section 9(a) of this Agreement with respect to Properties located outside the United States and Loans secured by collateral outside the United States.
(k)    During the term of the Management Agreement, no Subordinated Disposition Fees shall be paid to the Advisor under Section 9(f) of this Agreement with respect to Properties located outside the United States and Loans secured by collateral outside the United States.
10.    Expenses.
(a)    Subject to the limitations set forth in Section 9(d), to the extent applicable, in addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Operating Partnership shall pay directly or reimburse the Advisor for the following expenses:
(ii)    Organization and Offering Expenses; provided however, that within 60 days after the end of the quarter in which any Offering terminates, the Advisor shall reimburse the Operating Partnership for any Organization and Offering Expense reimbursements received by the Advisor pursuant to this Section 10 to the extent that such reimbursements, when added to the balance of the Organization and Offering Expenses (excluding selling

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commissions, the selected dealer fee and the wholesaling fee) paid directly by the Operating Partnership, exceed four percent of the Gross Offering Proceeds; provided further, that the Advisor shall be responsible for the payment of all Organization and Offering Expenses (excluding such commissions and such fees and expense reimbursements) in excess of four percent of the Gross Offering Proceeds;
(iii)    all Acquisition Expenses;
(iv)    to the extent not included in Acquisition Expenses, all expenses of whatever nature reasonably incurred and directly connected with the proposed acquisition of any Investment that does not result in the actual acquisition of the Investment, including, without limitation, personnel costs;
(v)    expenses other than Acquisition Expenses incurred in connection with the investment of the funds of CPA: 17, including, without limitation, costs of retaining industry or economic consultants and finder’s fees and similar payments, to the extent not paid by the seller of the Investment or another third party, regardless of whether such expenses were incurred in transactions where a fee is not payable to the Advisor;
(vi)    interest and other costs for borrowed money, including discounts, points and other similar fees;
(vii)    taxes and assessments on income of CPA: 17, to the extent paid or advanced by the Advisor, or on Investments and taxes as an expense of doing business;
(viii)    costs associated with insurance required in connection with the business of CPA: 17 or by the Directors;
(ix)    expenses of managing and operating Investments owned by CPA: 17, whether payable to an Affiliate of the Advisor or a non-affiliated Person;
(x)    fees and expenses of legal counsel for CPA: 17;
(xi)    fees and expense of auditors and accountants for CPA: 17;
(xii)    all expenses in connection with payments to the Directors and meetings of the Directors and Shareholders;
(xiii)    expenses associated with listing the Shares and Securities on a securities exchange or Nasdaq if requested by the Board;
(xiv)    expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Board to the Shareholders;
(xv)    expenses of organizing, revising, amending, converting, modifying, or terminating CPA: 17, the Operating Partnership or their respective governing instruments;
(xvi)    expenses of maintaining communications with Shareholders, including the cost of preparation, printing and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities; and

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(xvii)    all other expenses the Advisor incurs in connection with providing services to CPA: 17, including reimbursement to the Advisor or its Affiliates for the cost of rent, goods, materials and personnel incurred by them based upon the compensation of the Persons involved and an appropriate share of overhead allocable to those Persons.
(b)    Expenses described in clause (xvi) of Section 10(a) and any other expenses described in Section 10(a) that are shared expenses of CPA: 17, other entities managed by the Advisor and its Affiliates and W. P. Carey Inc. and its Affiliates (for their own account) shall be allocated among such entities based upon the percentage that CPA: 17’s total revenues for the most recently completed four fiscal quarters represent of the combined total revenues for such period of CPA: 17, W. P. Carey Inc. and each REIT or other entity managed by the Advisor and its Affiliates (provided that if any such entity has not been in operation for the full four quarter period, the period for which such entity has been in operation shall be annualized), or such other methodology as may be approved by the Board (including a majority of the Independent Directors). No reimbursement shall be made for the cost of personnel to the extent that such personnel are used in transactions for which the Advisor receives a separate fee.
(c)    Expenses incurred by the Advisor on behalf of CPA: 17 and payable pursuant to this Section 10 shall be reimbursed quarterly to the Advisor within 60 days after the end of each quarter, subject to the provisions of Section 13 hereof. The Advisor shall prepare a statement documenting the Operating Expenses of CPA: 17 within 45 days after the end of each quarter.
(d)    During the term of the Management Agreement, CPA: 17 shall have no obligation to reimburse the Advisor under Section 10 of this Agreement for any expenses related to the management and disposition of Properties located outside the United States and Loans secured by collateral outside the United States.
11.    Other Services. Should the Board request that the Advisor or any Affiliate, shareholder or employee thereof render services for CPA: 17 other than as set forth in Section 3 hereof, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.
12.    Fidelity Bond. The Advisor shall maintain a fidelity bond for the benefit of CPA: 17 which bond shall insure CPA: 17 from losses of up to $5,000,000 and shall be of the type customarily purchased by entities performing services similar to those provided to CPA: 17 by the Advisor.
13.    Limitations on Expenses.
(a)    (i)    If Operating Expenses under this Agreement and the Management Agreement during the 12-month period ending on the last day of any fiscal quarter of CPA: 17 exceed the greater of (i) two percent of the Average Invested Assets during the same 12-month period or (ii) 25% of the Adjusted Net Income of CPA: 17 during the same 12-month period, then subject to paragraph (b) of this Section 13, such excess amount shall be the sole responsibility of the Advisor and neither the Operating Partnership nor CPA: 17 shall be liable for payment therefor. CPA: 17 may defer the payment or distribution to the Advisor and the Special General Partner of fees, expenses and distributions that would, if paid or distributed, cause Operating Expenses during such 12-month period to exceed the foregoing limitations; provided, however, that in determining which items shall be paid and which may be deferred, priority will be given to the payment of distributions to the Special General Partner over the payment to the Advisor of amounts due under this Agreement.

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(ii)    Notwithstanding the foregoing, to the extent that the Advisor becomes responsible for any excess amount as provided in paragraph (a), if a majority of the Independent Directors finds such excess amount or a portion thereof justified based on such unusual and non-recurring factors as they deem sufficient, the Operating Partnership shall reimburse the Advisor in future quarters for the full amount of such excess, or any portion thereof, but only to the extent such reimbursement would not cause the Operating Expenses to exceed the 2%/25% Guidelines in the 12-month period ending on the last day of such quarter. In no event shall the Operating Expenses payable by the Operating Partnership in any 12-month period ending at the end of a fiscal quarter exceed the 2%/25% Guidelines.
(iii)    Within 60 days after the end of any twelve‑month period referred to in subparagraph (i), the Advisor shall reimburse CPA: 17 for any amounts expended by CPA: 17 in such twelve‑month period that exceeds the limitations provided in subparagraph (i) unless the Independent Directors determine that such excess expenses are justified, as provided in subparagraph (ii), and provided the Operating Expenses for such later quarter would not thereby exceed the 2%/25% Guidelines.
(b)    In addition to the limitation on Operating Expenses set forth in paragraph (a), beginning with the fiscal year ending December 31, 2015, CPA:17 and the Operating Partnership shall not be required to reimburse the Advisor for personnel expenses pursuant to Section 10 that exceed: (i) with respect to transactional legal expenses for the Advisor’s in-house transaction legal group, the amounts set forth in Schedule C; and (ii) with respect to other personnel expenses in any fiscal year (or portion thereof, if this Agreement is terminated during a fiscal year), 2.4% of CPA:17’s total revenues for the fiscal year ending December 31, 2015; 2.2% of CPA:17’s total revenues (or portion thereof) for the fiscal year ending December 31, 2016; and 2.0% of CPA:17’s total revenues (or portion thereof) for each fiscal year (or portion thereof) thereafter, with total revenues in each case being determined by CPA:17’s proportionate share of total revenues of the relevant entities, as determined in accordance with Section 10(a). Furthermore, CPA:17 and the Operating Partnership shall have no obligation to reimburse the Advisor for expenses associated with the Advisor’s financial systems transformation project known as “Project Phoenix”.
(c)    All computations made under paragraphs (a) and (b) of this Section 13 shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.
(d)    If the Special General Partner receives distributions pursuant to the agreement of limited partnership of the Operating Partnership in respect of realized gains on the disposition of an Investment, Adjusted Net Income, for purposes of calculating the Operating Expenses, shall exclude the gain from the disposition of such Investment.
14.    Investment Allocation and Other Activities of the Advisor. Except as provided in the Guidelines, nothing herein contained shall prevent the Advisor from engaging in other activities, including without limitation direct investment by the Advisor and its Affiliates in assets that would be suitable for CPA: 17, the rendering of advice to other investors (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of the Advisor or any of its Affiliates or of any director, officer, employee or shareholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which CPA: 17 is a participant, also render advice and service to each other participant therein.

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Without limiting the generality of the foregoing, CPA 17 acknowledges that the Advisor provides or will provide services to other CPA REIT funds and other entities, whether now in existence or formed hereafter, and that the Advisor and its Affiliates may invest for their own account. If the Sponsor, Advisor, Director or Affiliates thereof has or have sponsored, or will sponsor in the future, other investment programs with similar investment objectives which have investment funds available at the same time as CPA: 17, or if the Advisor and its Affiliates intend to make investments for their own account that fit CPA: 17’s investment objectives, it shall be the duty of the Advisor to allocate Investments among the competing investment entities and the Advisor and its Affiliates in a fair and equitable manner and in accordance with the Guidelines.
The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to CPA: 17 that is consistent with the investment policies and objectives of CPA: 17, but subject to the last sentence of the preceding paragraph, neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to CPA: 17 even if the opportunity is of character which, if presented to CPA: 17, could be taken by CPA: 17.
Once each quarter, senior representatives of the Advisor will meet with at least a majority of the Independent Directors for the purpose of reviewing the Advisor’s compliance with the Guidelines with respect to all Investments allocated among W. P. Carey Inc., CPA: 17 and each other CPA REIT and investment program managed by an Affiliate of W.P. Carey Inc. (each, together with its Affiliates, an “Investment Entity,” and collectively, the “Investment Entities”) during the most recently completed fiscal quarter. The quarterly review will take place at the regularly scheduled quarterly meeting of the Board of Directors, or at another time and place that are mutually determined by the Advisor and the Independent Directors, and may include representatives of other Investment Entities. The Advisor will use its best efforts to distribute a report reasonably in advance of each quarterly review meeting containing a list of all Investments allocated to the Investment Entities the particular Investment Entity to which each Investment was allocated, a brief description of the Investment, the purchase price of each Investment and acquisition fees (if any) paid to the Advisor and its Affiliates in connection with each Investment. Representatives of the Advisor shall be prepared to discuss each Investment and the reasons for its allocation to particular Investment Entities at the quarterly review meeting.
15.    Relationship of Advisor and CPA: 17. CPA: 17 and the Advisor agree that they have not created and do not intend to create by this Agreement a joint venture or partnership relationship between them and nothing in this Agreement shall be construed to make them partners or joint venturers or impose any liability as partners or joint venturers on either of them.
16.    Term; Termination of Agreement. This Agreement, as amended and restated, shall continue in force until September 30, 2015 or until 60 days after the date on which the Independent Directors shall have notified the Advisor of their determination either to renew this Agreement for an additional one-year period or terminate this Agreement, as required by CPA:17’s Charter.
17.    Termination by CPA: 17. At the sole option the Board (including a majority of the Independent Directors), this Agreement may be terminated immediately by written notice of termination from CPA: 17 to the Advisor upon the occurrence of events which would constitute Cause or if any of the following events occur:
(a)    If the Advisor shall breach this Agreement; provided that such breach (i) is of a material term or condition of this Agreement and (ii) the Advisor has not cured such breach within 30 days of written notice thereof or, in the case of any breach that cannot be cured within 30 days by reasonable effort, has not taken all necessary action within a reasonable time period to cure such breach;

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(b)    If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or
(c)    If the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.
Any notice of termination under Section 16 or 17 shall be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. The Advisor agrees that if any of the events specified in Section 17(b) or (c) shall occur, it shall give written notice thereof to the Board within 15 days after the occurrence of such event.
18.    Termination by Either Party. This Agreement may be terminated immediately without penalty (but subject to the requirements of Section 20 hereof) by the Advisor by written notice of termination to CPA: 17 upon the occurrence of events which would constitute Good Reason or by CPA: 17 without cause or penalty (but subject to the requirements of Section 20 hereof) by action of the Directors, a majority of the Independent Directors or by action of a majority of the Shareholders, in each case upon 60 days’ written notice.
19.    Assignment Prohibition. This Agreement may not be assigned by the Advisor without the approval of the Board (including a majority of the Independent Directors); provided, however, that such approval shall not be required in the case of an assignment to a corporation, partnership, association, trust or organization which may take over the assets and carry on the affairs of the Advisor, provided: (i) that at the time of such assignment, such successor organization shall be owned substantially by an entity directly or indirectly controlled by the Sponsor and only if such entity has a net worth of at least $5,000,000, and (ii) that the board of directors of the Advisor shall deliver to the Board a statement in writing indicating the ownership structure and net worth of the successor organization and a certification from the new Advisor as to its net worth. Such an assignment shall bind the assignees hereunder in the same manner as the Advisor is bound by this Agreement. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by CPA: 17 or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by CPA: 17 or the Operating Partnership to a corporation or other organization which is a successor to CPA: 17 or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as CPA: 17 or the Operating Partnership is bound by this Agreement.
20.    Payments to and Duties of Advisor Upon Termination.
(a)    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder but shall be entitled to receive from CPA: 17 the following:
(i)    all unpaid reimbursements of Organization and Offering Expenses and of Operating Expenses payable to the Advisor;

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(ii)    all earned but unpaid Asset Management Fees payable to the Advisor prior to the Termination Date;
(iii)    all earned but unpaid Acquisition Fees and interest thereon, in each case payable to the Advisor relating to the acquisition of any Property prior to the Termination Date;
(iv)    all earned but unpaid Subordinated Disposition Fees and interest thereon, payable to the Advisor relating to the sale of any Investment prior to the Termination Date; and
(v)    all earned but unpaid Property Management Fees and Loan Refinancing Fees, if any, payable to the Advisor or its Affiliates relating to the management of any property prior to the termination of this Agreement.
(b)    Notwithstanding the foregoing, if this Agreement is terminated by the Company for Cause, or by the Advisor for other than Good Reason, the Advisor will not be entitled to receive the sums in Section 20(a) (ii) through (v).
(c)    Any and all amounts payable to the Advisor pursuant to Section 20(a) that, irrespective of the termination, were payable on a current basis prior to the Termination Date either because they were not subordinated or all conditions to their payment had been satisfied, shall be paid within 90 days after the Termination Date. All other amounts shall be paid in a manner determined by the Board, but in no event on terms less favorable to the Advisor than those represented by a note (i) maturing upon the liquidation of CPA: 17 or the Operating Partnership or three years from the Termination Date, whichever is earlier, (ii) with no less than twelve equal quarterly installments and (iii) bearing a fair, competitive and commercially reasonable interest rate (the “Note”). The Note, if any, may be prepaid by the Operating Partnership at any time prior to maturity with accrued interest to the date of payment but without premium or penalty. Notwithstanding the foregoing, any amounts that relate to Investments (i) shall be an amount which provides compensation to the Advisor only for that portion of the holding period for the respective Investments during which the Advisor provided services to CPA: 17, (ii) shall not be due and payable until the Investment Asset to which such amount relates is sold or refinanced, and (iii) shall not bear interest until the Investment to which such amount relates is sold or refinanced. A portion of the amount shall be paid as each Investment owned by CPA: 17 on the Termination Date is sold. The portion of such amount payable upon each such sale shall be equal to (i) such amount multiplied by (ii) the percentage calculated by dividing the fair value (at the Termination Date) of the Investment sold by CPA: 17 divided by the total fair value (at the Termination Date) of all Investments owned by CPA: 17 on the Termination Date.
(d)    The Advisor shall promptly upon termination.
(i)    pay over to the Operating Partnership all money collected and held for the account of CPA: 17 pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

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(iii)    deliver to the Board all assets, including Properties and Loans, and documents of CPA: 17 then in the custody of the Advisor; and
(iv)    cooperate with CPA: 17 to provide an orderly management transition.
21.    Indemnification by CPA: 17 and the Operating Partnership. Neither CPA: 17 nor the Operating Partnership shall indemnify the Advisor or any of its Affiliates for any loss or liability suffered by the Advisor or the Affiliate, or hold the Advisor or the Affiliate harmless for any loss or liability suffered by CPA: 17, except as permitted under Section 7.
22.    Indemnification by Advisor. The Advisor shall indemnify and hold harmless CPA: 17 and the Operating Partnership from liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties.
23.    Joint and Several Obligations. Any obligations of CPA: 17 shall be construed as the joint and several obligations of CPA: 17 and the Operating Partnership, unless otherwise specifically provided in this Agreement.
24.    Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Board and to CPA: 17:	Corporate Property Associates 17 – Global Incorporated 50 Rockefeller Plaza New York, NY 10020 Attention: Chair of the Audit Committee of the Board of Directors

To the Operating Partnership:	c/o Corporate Property Associates 17 - Global Incorporated 50 Rockefeller Plaza New York, NY 10020 Attention: Chair of the Audit Committee of the Board of Directors

To the Advisor:	Carey Asset Management Corp. 50 Rockefeller Plaza New York, NY 10020

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 23.
25.    Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

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26.    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
27.    Construction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.
28.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
29.    Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
30.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
31.    Titles Not to Affect Interpretation. The titles of Sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
32.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
33.    Name. W.P. Carey & Co. LLC has a proprietary interest in the name “Corporate Property Associates” and “CPA®.” Accordingly, and in recognition of this right, if at any time CPA: 17 ceases to retain Carey Asset Management Corp., or an Affiliate thereof to perform the services of Advisor, CPA: 17 will, promptly after receipt of written request from Carey Asset Management Corp., cease to conduct business under or use the name “Corporate Property Associates” or “CPA®” or any diminutive thereof and CPA: 17 shall use its best efforts to change the name of CPA: 17 to a name that does not contain the name “Corporate Property Associates” or “CPA®” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between CPA: 17 and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Corporate Property Associates” or “CPA®” as a part of their name, all without the need for any consent (and without the right to object thereto) by CPA: 17 or its Directors.

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34.    Initial Investment. The Advisor has contributed to CPA: 17 $200,000 in exchange for 22,222 Shares (the “Initial Investment”). The Advisor or its Affiliates may not sell any of the Shares purchased with the Initial Investment during the term of this Agreement. The restrictions included above shall not continue to apply to any Shares other than the Share acquired through the Initial Investment acquired by the Advisor or its Affiliates. The Advisor shall not vote any Shares it now owns or hereafter acquires in any vote for the election of Directors or any vote regarding the approval or termination of any contract with the Advisor or any of its Affiliates.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Advisory Agreement as of the day and year first above written.

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
By:	/s/ Thomas E. Zacharias
Name: Thomas E. Zacharias
Title: Chief Operating Officer

CAREY ASSET MANAGEMENT CORP.
By:	/s/ Susan C. Hyde
Name: Susan C. Hyde
Title: Managing Director and Corporate Secretary

CPA:17 LIMITED PARTNERSHIP By: CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED, its general partner
By:	/s/ Thomas E. Zacharias
Name: Thomas E. Zacharias
Title: Chief Operating Officer

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SCHEDULE A
Investment Allocation Guidelines
CPA: 17 invests primarily in income-producing commercial real estate assets, primarily consisting of properties that are leased to single tenants on a triple net basis. CPA: 17’s investment objectives and investment strategy are set forth in its public filings with the Securities and Exchange Commission and are subject to change from time to time with the approval of the Board.
The Advisor is a fiduciary to CPA: 17 and has agreed to allocate Investments among CPA: 17 and other Investment Entities in a fair manner and in accordance with these Guidelines. In order to provide for a fair allocation of Investment opportunities among Investment Entities, the Advisor agrees that if the Advisor or any of its Affiliates is presented with a potential Investment which falls within the investment objectives of one or more of the Investment Entities (including CPA: 17), the Advisor shall consider the following factors, together with such other factors as it deems relevant in the exercise of its reasonable judgment, when deciding how to allocate such Investment among one or more Investment Entities in a fair and equitable manner

•	whether an Investment Entity is still in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

•	the amount of funds available for investment by an Investment Entity and the length of time that such funds have been available for investment;

•	the effect of the Investment on the diversification of an Investment Entity’s portfolio;

•	the effect of the Investment on the profile of an Investment Entity’s mortgage maturity profile;

•	the ability of an Investment Entity to service any debt associated with the Investment;

•
the effect of the Investment on the ability of the Investment Entity to comply with any restrictions on investments and indebtedness contained in the Investment Entity’s governing documents and public SEC filings, in any contract or in any law or regulation applicable to the Investment Entity;

•	whether an Investment Entity was formed for the purpose of making a particular type of investment;

•	the financial attributes of the Investment;

•	the effect of the Investment on the Investment Entity’s intention to qualify as a REIT, partnership or other type of entity for tax purposes; and

•	the effect of the Investment on an Investment Entity’s intention not to be subject to regulation under the Investment Company Act of 1940, as amended.
The Advisor agrees to make investment allocation decisions without regard to the relative fees or other compensation that would be paid to the Advisor and its Affiliates in connection with the applicable Investments.

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SCHEDULE B
This Schedule sets forth the terms governing any Shares issued by CPA: 17 to the Advisor in payment of advisory fees set forth in the Agreement.
1.    Restrictions. The Shares are subject to vesting over a five-year period. The Shares shall vest ratably over a five-year period with 20% of the Shares paid in each payment vesting on each of the first through fifth anniversary of the date hereof. Prior to the vesting of the ownership of the Shares in the Advisor, the Shares may not be transferred by the Advisor.
2.    Immediate Vesting. Upon the expiration of the Agreement for any reason other than a termination for Cause under paragraph 17 or upon a “Change of Control” of CPA®:17 (as defined below), all Shares granted to the Advisor hereunder shall vest immediately and all restrictions shall lapse. For purposes of this Schedule A, a “Change of Control” of CPA: 17 shall be deemed to have occurred if there has been a change in the ownership of CPA: 17 of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as enacted and in force on the date hereof, whether or not CPA: 17 is then subject to such reporting requirements; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if:
(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than CPA: 17, any of its subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of CPA: 17 or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 14b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CPA: 17 representing 25% or more of either (A) the combined voting power of CPA: 17’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (B) the then outstanding common stock of CPA: 17 (in either such case other than as a result of acquisition of securities directly from CPA: 17);
(ii)    persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of CPA: 17 subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director; or
(iii)    the stockholders of CPA: 17 shall approve (A) any consolidation or merger of CPA: 17 or any subsidiary where the stockholders of CPA: 17, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting equity of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of CPA: 17 or (C) any plan or proposal for the liquidation or dissolution of CPA: 17.

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Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by CPA: 17 which, by reducing the number of Shares of Common Stock outstanding, increases (A) the proportionate number of Shares beneficially owned by any person to 25% or more of the Shares then outstanding, or (B) the proportionate voting power represented by the Shares beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting Securities; provided, however, that if any person referred to in clause (A) or (B) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a Share split, Share dividend, or similar transaction), then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
3. Exception. Notwithstanding anything else in this Agreement to the contrary, the Shares shall continue to vest according to the vesting schedule in Section 1 regardless of: (a) the expiration of the Advisory Agreement for any reason other than a termination by CPA: 17 for Cause or a resignation by the Advisor for other than Good Reason, (b) the merger of CPA: 17 and an Affiliate of CPA: 17 or (c) any “Change of Control” of CPA: 17 in connection with a merger with an Affiliate of CPA: 17.

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SCHEDULE C
Expense Reimbursements For Legal Transactions Group

Transaction Type	Flat Rate (per Transaction)
Acquisitions	0.25% of Total Investment Cost

Asset Management Transactions:
Financings	$20,000
Lease Amendments – Simple	$7,000
Lease Amendments – Complex	$50,000
Dispositions	$25,000
Lines of Credit	$100,000
Other Corporate Matters	$2,000

__________________________________

Note:	The fees shown above are for the entirety of a transaction. Fees shall be allocated among affiliated members of a joint venture based on percentage ownership.

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